           Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2007 with respect to the consolidated financial statements of RiverSource Life Insurance Company in Post-Effective Amendment No. 8 to the Registration Statement (Form S-1, 333-114888) for the registration of the RiverSource(R) Guaranteed Term
Annuity, RiverSource Retirement Advisor 4 Advantage(SM) Variable Annuity, RiverSource Retirement Advisor 4 Select(SM) Variable Annuity, Riversource Retirement Advisor 4 Access(SM) Variable Annuity, RiverSource Retirement Advisor Advantage Plus(R) Variable Annuity, and RiverSource Retirement Advisor Select Plus(R) Variable Annuity offered by RiverSource Life Insurance Company.

                                                /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 24, 2007